PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated October 6, 2021)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-257879

TABOOLA.COM LTD.

Ordinary Shares

Warrants to Purchase Ordinary Shares

Recent Developments

We have attached to this prospectus supplement, and incorporated by reference into it, the Form 6-K of Taboola.com Ltd.

This prospectus supplement, together with the prospectus, is to be used by the selling shareholders listed in the prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of Taboola.com Ltd.

December 21, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K
REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934
For the month of December 2021

Commission File Number: 001-40566
TABOOLA.COM LTD.
(Exact name of registrant as specified in its charter)
16 Madison Square West 7th Floor
New York, NY 10010
(Address of principal executive office)
Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F	☒	Form 40-F
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes	No	☒
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes	No	☒

EXPLANATORY NOTE

Taboola.com Ltd. (the “Company”) today announced the launch of a native bidding service, which the Company believes will permit it to extend its advertiser base to other supply types, such as display advertising inventory, social networks and others.

Microsoft Corp., a long-term business partner of the Company, supported the Company in designing the new native bidding service. In connection with the launch of this new bidding service, the Company entered into a new agreement with Microsoft through July 2024. Historically, the Company and Microsoft had a revenue share arrangement. Under the new agreement, Microsoft will implement the Company’s new bidding technology, which the Company believes can drive even more growth for both Microsoft and Taboola.

This Form 6-K (except for Exhibit 99.1) is incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-257478).

Forward-Looking Statements

This Report on Form 6-K (the “Form 6-K”) contains forward-looking statements. All statements contained in this Form 6-K that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the launch and future growth prospects for the Company’s native bidding service. These forward-looking statements are based on management’s current expectations. Forward-looking statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including without limitation the important factors discussed under the caption “Risk Factors” in the Company’s Registration Statement on Form F-1 and other SEC filings. Any such forward-looking statements represent management’s estimates as of the date of this Form 6-K. While the Company may elect to update such forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if subsequent events cause our views to change, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Form 6-K.

TABLE OF CONTENTS
ITEM
99.1	Press Release dated December 20, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TABOOLA.COM LTD.

	By:	/s/ Stephen Walker
		Name:	Stephen Walker
		Title:	Chief Financial Officer

Date: December 21, 2021